SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported)     July 1, 1996
                                                       ------------------


                               AIRSENSORS, INC.
                              ------------------
            (Exact name of registrant as specified in its charter)


                                   Delaware
                           ------------------------
                           (State of Incorporation)


            0-16115                                        91-1039211
   ------------------------                         -----------------------
   (Commission File Number)                         (IRS Employer I.D. No.)


      16804 Gridley Place, Cerritos, CA                             90703
   --------------------------------------                        ----------
  (Address of principal executive offices)                       (Zip Code)




     Registrant's telephone number, including area code:  (310) 860-6666


ITEM 2.     ACQUISITION OF ASSETS

Effective July 1, 1996, the Registrant acquired certain assets of Ateco Automotive Pty. Ltd. ("Ateco") for cash in the amount of approximately A$8,243,900 or US$6,531,700. Ateco, a private company in Australia, has distributed the Company's gaseous fuel carburetion systems and related devices for use with internal combustion engines since approximately 1969.

In order to effectuate the transaction and conduct business in Australia, IMPCO Technologies, Inc. ("IMPCO") a wholly owned subsidiary of the Registrant, established a new Australian operating company, IMPCO Technologies Pty. Limited ("IMPCO Ltd."). The assets, which were acquired by IMPCO Ltd., consist primarily of receivables, inventory, equipment, a note, business goodwill, distribution rights in Australia, and a 50% interest in Ateco's sub-distributor. The amount of the consideration was determined through negotiations between Ateco and IMPCO Ltd.

The purchase price was primarily financed through term loans provided by Bank of America NT&SA and its Sydney, Australia branch. The loans of approximately US$4,000,000 are three-year loans with five-year amortization schedules and interest at market rates. In addition, accounts receivables due to IMPCO from Ateco, totaling A$2,343,500 or US$1,851,600, were offset against the purchase price. The balance of the purchase price was financed by IMPCO's existing working capital line with Bank of America NT&SA.

Impco Ltd. plans to continue the current business of marketing and distributing IMPCO's gaseous fuel carburetion systems and related devices in Australia and may engage in other related businesses in the future.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

As of the date of this filing, it is impracticable to provide the required financial statements for the acquired business. The Registrant expects to file the required financials not later than sixty days from the date of this filing.







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SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          AirSensors, Inc.


Date:  July 15, 1996                  By   /s/Thomas M. Costales
                                          -----------------------------
                                          Thomas M. Costales
                                          Chief Financial Officer
                                          and Treasurer






























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